Exhibit 99.1

Public Relations
470 Park Avenue South, New York, NY 10016 (212) 725-4500	NEWS

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR
JANUARY 2009

RONKONKOMA, N.Y. — February 10, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of January 2009 by segment:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF JANUARY

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$110	$84	31%

North American Retail	$17	$17	1%

European Retail	$46	$56	-18%

Direct Response / E-Commerce	$21	$21	-2%

Total	$193	$178	9%

Wholesale / US Nutrition net sales for the month of January 2009 include $26 million from Leiner which was acquired in July 2008.  Without Leiner sales, the Wholesale / US Nutrition net sales would have decreased 1% for the one-month period.  North American Retail same store sales increased 1%.  European Retail net sales for January 2009 include $8 million from Julian Graves, which NBTY acquired in September 2008.  Excluding Julian Graves sales, European Retail net sales decreased 8% in local currency (British Pound Sterling), and 32% in US dollars for the period.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.